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                                                                    EXHIBIT 10.5

                              SETTLEMENT AGREEMENT

         This Settlement Agreement (this "Agreement") is made and entered into this 5th day of January, 2004, by and among Advanced Lighting Technologies, Inc. ("ADLT," whether before or after the effective date of the Plan (as defined below)), Wayne R. Hellman ("Hellman"), and Saratoga Lighting Holdings LLC ("Saratoga"). The above-named persons and entities are sometimes hereinafter collectively referred to as the "Parties" an individually referred to as a "Party."

                                    RECITALS

         1. On February 5, 2003, ADLT and various of its affiliates (collectively, the "Debtors") each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code. The Debtors' bankruptcy cases are jointly administered in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court") under Case No. 03 B 05255.

         2. Beginning in October 1998, ADLT made a series of loans to Hellman (the "Hellman Loan") so that he could avoid forced liquidation of a substantial block of his ADLT stock. ADLT determined that such a forced liquidation of Hellman's substantial ADLT stock holdings would, among other things, have a deleterious effect on ADLT shareholders and that making the Hellman Loan was thus in the best interest of its shareholders. With respect to the Hellman Loan, ADLT acted at all times through a unanimous vote of its independent directors properly exercising their informed business judgment.

         3. The Parties documented the Hellman Loan through a series of agreements and subsequent amendments, including the following: Loan Agreement between Hellman and ADLT dated on or about October 8, 1998, and all related loan documents, including, without limitation, Secured Promissory Note, Security Agreement, Real Estate Mortgages, Collateral

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Assignment of Contract and Allonge No. 2 to Promissory Note From 24 Karat
Street, Inc., as thereafter amended by (a) that certain First Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about November 22, 2000; (b) that certain Second Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about March 15, 2001; and (c) that certain Third Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about July 26, 2002 (collectively, the "Hellman Loan Documents"). Pursuant to the Hellman Loan Documents, the Hellman Loan matures on July 31, 2007. ADLT has a perfected security interest in substantially all of Hellman's personal assets.

         4. As of June 30, 2003, Hellman owed ADLT approximately $15,647,000, consisting of principal of approximately $12,789,000 and interest of approximately $2,858,000.

         5. Hellman has challenged ADLT's right to enforce the Hellman Loan Documents in several respects. Hellman has informed ADLT that, absent some other resolution, he intends to file for personal bankruptcy in order to discharge the Hellman Loan to the extent that it exceeds his net worth (excluding the Hellman Loan itself). Hellman has also asserted that the Hellman Loan Documents are legally unenforceable and has retained legal counsel to pursue such asserted defenses to the Hellman Loan.

         6. As a part of its reorganization, ADLT, along with Saratoga, believe it is appropriate to resolve the dispute regarding the Hellman Loan. To that end, ADLT, Saratoga, and Hellman reached an agreement in principle that the Hellman Loan Documents would be modified to reduce the amount of the outstanding indebtedness owed by Hellman to an amount (the "Designated Amount") equal to the difference between (1) the fair market value of Hellman's personal assets and
(2) the amounts owing to other secured creditors of Hellman that

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hold mortgages, liens and/or security interests in Hellman's property on a priority senior to ADLT's liens and security interests.

         7. The Parties also anticipate that Hellman will partially prepay the Hellman Loan on or before the effective date of the Plan (as defined below), by transferring his interest in certain assets to ADLT, as follows: First, Hellman will transfer to ADLT his interest in H&F V, LLC ("H&F V"). The Parties anticipate that H&F V will be merged into ADLT's subsidiary and co-debtor, APL Engineered Materials, Inc. ("APL"), after the effective date of the Plan. At the time of such merger, through intercompany book transfers between ADLT and APL, ADLT will be credited for the value of that interest, and certain third parties will receive from APL cash on account of their interests in H&F V. Second, Hellman will transfer to ADLT the proceeds from his settlement with Prudential of approximately $1,331,000 (the "Prudential Proceeds"). Finally, Hellman will transfer to ADLT his rights under a loan owed to Hellman by Louis Fisi (the "Fisi Loan"). These three transfers will occur independently of the determination of the Designated Amount.

         8. On behalf of ADLT, a special committee of independent directors (the "Independent Directors") has conducted a through investigation of ADLT's ability to recover the full amount of the Hellman Loan. As part of that investigation, ADLT, acting through the Independent Directors, retained Brown Gibbons Lang & Company Securities, Inc. ("BGL") and certain MAI real estate appraisers to provide professional valuations of the collateral securing the Hellman Loan. As a result of this investigation and their review of the situation, the Independent Directors determined that the Designated Amount is $4,144,500.00.

         9. The Independent Directors also concluded that while they believe the defenses to the Hellman Loan Documents proffered by Hellman and his counsel are likely without merit, that fully litigating these issues would nevertheless require incurring substantial

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collection and litigation costs. Moreover, the Independent Directors concluded that perpetuation of the dispute with ADLT's Chief Executive Officer and founder would have a detrimental impact on ADLT's future performance.

         10. On August 15, 2003, Saratoga purchased all of the preferred and common equity interests in ADLT held by The General Electric Company.

         11. The Debtors and Saratoga are co-sponsors of the Fourth Amended Plan of Reorganization dated December 8, 2003 (the "Plan"). Under the Plan, Saratoga would become ADLT's sole equity holder. ADLT has consulted with Saratoga regarding the terms of this Agreement, and Saratoga has informed ADLT that it fully supports and agrees to the terms of this Agreement.

         12. Although not a part of the Settlement Agreement, ADLT, Saratoga and Hellman have discussed the terms of Hellman's payment of the Designated Amount. ADLT, Saratoga and Hellman contemplate that Hellman will use certain proceeds of a retention bonus to be paid him under his employment agreement, itself to be approved as part of the Plan, to pay a substantial portion of the Designated Amount. As further provided in his employment agreement, ADLT will pay the retention bonus, provided that Hellman has not resigned or been terminated for cause by ADLT on such dates. To the extent that the Hellman Loan is not paid in full with the proceeds of Hellman's retention bonus, the remaining unpaid balance will be paid in accord with the provisions of the Hellman Loan Documents, including the requirement that the after-tax proceeds of any performance bonuses to be received by Hellman from ADLT will be used to reduce the unpaid balance of the Hellman Loan.

         13. The Parties have agreed, subject to Bankruptcy Court approval, to compromise their disputes as set forth below.


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                                    AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is acknowledged, the Parties agree as follows:

         1. Incorporation of Recitals. Each of the Parties represents and warrants that each of the above Recitals is true and correct to the best of such Party's knowledge, information and belief, and such Recitals are incorporated herein as part of this Agreement.

         2. Bankruptcy Court Approval. The Parties expressly acknowledge that this Agreement is subject to approval by the Bankruptcy Court, and agree to use their best efforts and good faith to obtain such approval. Pursuant thereto, the Debtors promptly shall file a motion pursuant to Bankruptcy Rule 9019 requesting that the Bankruptcy Court approve this Agreement (the "Settlement Motion").

         3. Confirmation and Effectiveness of the Plan as Conditions Precedent. The Parties expressly acknowledge and agree that this Agreement is made on the conditions that: (a) the Bankruptcy Court confirms the Plan and (b) the Plan becomes effective (i.e., is substantially consummated). In the event that the Plan is not confirmed or does not become effective the Parties agree that this Agreement will be a nullity.

         4. Effective Date. The "Effective Date" of this Agreement shall be the later of either (a) the eleventh (11th) day after the Bankruptcy Court enters a final, non-appealable order granting the Settlement Motion and authorizing ADLT to enter into this Agreement, or (b) the date that the Plan becomes effective.

         5. Disclosure of All Material Assets. Hellman hereby represents and warrants that as part of the good faith negotiation of this Agreement, that he has provided to ADLT a complete and accurate statement of his personal financial condition, including a description of all material personal assets. Without limiting the generality of the foregoing,

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Hellman represents and warrants to ADLT, Saratoga and the Bankruptcy Court that he has disclosed all material assets in which he holds any interest whatsoever. For each such interest, Hellman represents and warrants that the values he attributed to such interests are reasonable estimates of the fair market value of such interests and are offered in good faith. Further, Hellman represents and warrants that for each liability that Hellman has identified that he owes, he is in fact the obligor that is liable for such amounts, and that the amounts listed by Hellman are accurate and complete representations of the amounts he owes. Hellman acknowledges that breach of the warranties described in this paragraph may subject him to both civil liability and applicable penalties for perjury as such warranties are being made to the Bankruptcy Court in addition to the Parties.

         6. Amended Loan Agreement. The Parties agree to enter into an "Amended Loan Agreement" substantially the same as the one attached to this Agreement as Exhibit 1, entitled "Fourth Amendment to Loan Agreement, Secured Promissory Note and Security Agreement." The Amended Loan Agreement shall modify the Hellman Loan Documents by reducing the outstanding amount of the Hellman Loan to the Designated Amount of $4,144,500. All amounts in excess of the Designated Amount owing under the Hellman Loan Documents will be discharged as uncollectable as of the Effective Date. Other than the modifications effected by the Amended Loan Agreement, the Hellman Loan Documents will remain in full force and effect. Without limiting the generality of the foregoing, ADLT's mortgages, liens and/or security interests in Hellman's personal assets will remain in place.

         7. Transfer of Interests in H&F V, the Prudential Proceeds and the Fisi Loan. The Parties agree that to the extent Hellman's interests in and to H&F V, the Prudential Proceeds and the Fisi Loan have not occurred prior to the effective date of this Agreement, the Parties will promptly take all steps reasonably necessary to effect the transfers of such interests.

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         8.       Reaffirmation of Validity and Enforceability of the Hellman
Loan Documents. Hellman expressly acknowledges, agrees and reaffirms the validity and enforceability of all of the Hellman Loan Documents as modified by the Amended Loan Agreement, and waives any and all defenses that he has asserted or could assert to defeat ADLT's right to enforce the Hellman Loan Documents, as modified by the Amended Loan Agreement.

         9. Release in Favor of ADLT. Except for the obligations of ADLT expressly set forth in this Agreement, Hellman, on behalf of himself and all current, former or future agents, affiliates, representatives, attorneys, financial consultants, advisors, trustees, beneficiaries, spouses, successors, predecessors, assigns, and any other persons acting on his behalf, release, disclaim, and discharge ADLT, and its respective parent companies, subsidiaries, affiliates, agents, representatives, attorneys, financial consultants, advisors, trustees, beneficiaries, subtrusts, officers, directors, managers, shareholders, members, employees, partners, spouses, successors, predecessors, assigns, and any other persons acting on its behalf, from any and all claims, demands, suits, rights or causes of action or damages, expenses, attorneys' fees, penalties, interest, costs, injunctive relief or any other relief available in law or equity that Hellman has asserted, or presently could assert, against ADLT relating to the Hellman Loan and the Hellman Loan Documents.

         10. Release in Favor of Hellman. Except for the obligations of Hellman expressly set forth in this Agreement, including, without limitation, obligations under the Hellman Loan Documents, as modified by the Amended Loan Agreement, ADLT, on behalf of itself and its current, former or future agents, parent companies, subsidiaries, affiliates, representatives, attorneys, financial consultants, advisors, trustees, beneficiaries, spouses, successors, predecessors, assigns, and any other persons acting on its behalf, release, disclaim,

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and discharge Hellman and his agents, representatives, attorneys, financial consultants, advisors, trustees, beneficiaries, employees, partners, spouses, successors, predecessors, assigns, and any other persons acting on his behalf, from any and all claims, demands, suits, rights or causes of action or damages, expenses, attorneys' fees, penalties, interest, costs, injunctive relief or any other relief available in law or equity, that they have asserted, or presently could assert, against Hellman related to the Hellman Loan and the Hellman Loan Documents. Nothing herein shall be construed as releasing Hellman from his obligations under the Hellman Loan Documents as modified by the Amended Loan Agreement.

         11. Additional Documents and Acts. Each Party shall execute or procure and deliver to the other Parties such additional documents and shall perform such acts as shall reasonably be necessary to evidence or effectuate the terms of this Agreement, including, without limitation, such documents and acts relating to the transfers of Hellman's interests in H&F V, the Prudential Proceeds and the Fisi Loan.

         12. Headings. The paragraph headings used in this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions hereof.

         13. Complete Agreement. This Agreement, the Amended Loan Agreement, any additional documents executed in connection with this Agreement and the Hellman Loan Documents constitute a single, integrated written contract that expresses the entire agreement of the Parties with respect to the matters contained herein and supersedes all negotiations, prior discussions and preliminary agreements, either oral or written. Any modification of this Agreement shall be effective only if it is in writing, is signed by the Party to be charged or otherwise adversely affected by it, and is approved by a final, non-appealable order of the Bankruptcy Court.

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         14.      Counterpart Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. This Agreement shall constitute a binding, enforceable agreement after all Parties have signed and executed this Agreement and after the Bankruptcy Court has entered a final, non-appealable order approving this Agreement.

         15. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

         16. Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

         17. Interpretation of Agreement. In interpreting this Agreement, each of the Parties expressly agrees that the Agreement was prepared by all of the Parties jointly, and that no ambiguity shall be resolved against any Party on the basis that it was responsible, or primarily responsible, for having drafted the Agreement. In addition, each of the Parties acknowledges that it did not execute this Agreement under duress and was represented by competent counsel in connection with this Agreement. Further, whenever the context so requires:
(a) all words used in the singular shall be construed to have been used in the plural (and vice versa); (b) each gender shall be construed to include any other genders; (c) the word "person" shall be construed to include a natural person, a corporation, a firm, a joint venture, a trust, an estate, or any other entity, and (d) the words "and" as well as "or" shall be construed either disjunctively or

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conjunctively as necessary to bring within the scope of any provision of this
Agreement any person, right, obligation or concept which might otherwise be construed to be outside the scope of such provision.

         18. No Waiver. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

         19. Governing Law. This Agreement, and all of the documents and instruments executed and delivered in connection with this Agreement, shall be governed by and construed under the internal laws of the State of Ohio (without regard to conflicts of law rules), except to the extent that a Party may have greater rights or remedies under federal law, in which case the choice of Ohio law shall not deprive the Party of its rights and remedies as may be available under federal law.

         20. Authority to Execute Agreement. Each person or entity executing this Agreement represents that he/she/it is authorized to execute this Agreement. Each person executing this Agreement on behalf of an entity represents that he or she is authorized to execute this Agreement on behalf of such entity.

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         IN WITNESS WHEREOF, the Parties or their duly authorized
representatives have executed this Agreement, consisting of 11 pages (including signature pages).

Advanced Lighting Technologies, Inc.             /s/ Wayne R. Hellman
                                                --------------------------------
                                                Wayne R. Hellman

By: /s/ Christopher F. Zerull
   ---------------------------------------
Its: Vice President and Chief Accounting
Officer

Saratoga Lighting Holdings, LLC

By: Saratoga Management Company, LLC as
Managing Member

By: /s/ Christian L. Oberbeck
   ---------------------------------------
   Christian L. Oberbeck
Its: Executive Committee Member


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